Exhibit (h)(4)

Steward Small-Mid Cap Enhanced Index Fund

Steward Large Cap Enhanced Index Fund

Steward Global Equity Income Fund

Steward International Enhanced Index Fund

Steward Select Bond Fund

Steward Covered Call Income Fund

(each a series portfolio of Steward Funds, Inc.)

ADMINISTRATIVE SERVICES PLAN

(as amended February 14, 2016)

(further amended September 15, 2017)

Introduction: It has been determined that such series and/or classes of Steward Funds, Inc. ("SFI") as are indicated on Schedule A hereto (each such series a “Fund” and each such class a “Class” hereunder) will pay specified amounts to Crossmark Distributors, Inc. as compensation for payments to third parties for administrative services relating to certain group accounts in which shareholders of such Fund and Class participate ("Group Accounts"). The Board of Directors of SFI (“Board”) therefore adopts the amended and restated Administrative Services Plan ("Plan") for the Funds and Classes, as set forth herein.

The Board, in considering whether SFI should implement the Plan with respect to the Funds and Classes, with the amendments included herein, has requested and evaluated such information as it deemed necessary to make an informed determination as to whether the Plan, as amended herein, should be implemented and has considered such pertinent factors as it deemed necessary to form the basis for a decision to use assets of the Funds and Classes for such purposes.

In voting to approve the implementation of the Plan, as amended herein, the Board and, separately, the directors who are not "interested persons" (as defined in the Investment Company Act of 1940, as amended) (“Independent Directors”) have concluded, in the exercise of their reasonable business judgment and in light of their respective fiduciary duties, that there is a reasonable likelihood that the Plan, including such amendments, will benefit the Funds, the Classes and their shareholders.

The Plan: The material aspects of the financing by the Funds and Classes of shareholder administrative services to be performed for the Funds and Classes are as follows:

1.	Each Fund or Class, as applicable, will compensate Crossmark Distributors, Inc. for (a) charges of service organizations ("Service Organizations") that assist in the administration of Group Accounts and (b) such other costs as the Board determines to be reasonably appropriate or necessary to the servicing of Group Accounts.

Crossmark Distributors, Inc. will be compensated monthly for such charges and costs subject to the annual limits indicated in Schedule A.

Administrative Services Plan – Steward Funds, Inc.

Effective: September 15, 2017

2.	Out of the amounts provided to it under the Plan and subject to the limits indicated in Schedule A, Crossmark Distributors, Inc. will periodically pay, or cause to be paid, to one or more Service Organizations fees charged by such Service Organization(s) in respect of the shares of such Fund(s) or Class(es) owned by shareholders participating in Group Accounts for which the particular Service Organization(s) is(are) providing services covered by this Plan.

The payment to a Service Organization is subject to compliance by the Service Organization with the terms of a written agreement between the Service Organization and Crossmark Distributors, Inc. ("Agreement"), in such form(s) as may be approved by the Board from time to time.

3.	The Plan, and amendments thereto, will become effective with respect to a Fund or Class upon approval with respect to such Fund or Class, as provided below, or at such later time as determined by the Board. The Plan may not so take effect until approved by (a) a majority of the Board and (b) a majority of the Independent Directors, provided that the Board and Independent Directors, voting separately, have found that the Plan, including the expense allocation, is in the best interests of each such Fund and Class, including the Fund of which each such Class is a part. Additional series or classes of shares may be added to the Plan effective as to each such series or class upon approval as provided below, or at such later time as determined by the Board. Approval of the Plan for such additional series or classes must be provided by majorities of (a) the Board and (b) the Independent Directors, provided that the Board and Independent Directors, voting separately, have found that the Plan, including the expense allocation, is in the best interests of each such series or class, including the series of which each such class is a part. Each such series or class added to the Plan shall become a "Fund" or "Class" hereunder.

4.	Before voting on the Plan or any amendment or addition thereto, the Board shall request and evaluate, and any agreement relating to the Plan shall require the parties thereto to furnish, such information as may be reasonably necessary to evaluate the Plan or such amendment or addition.

5.	The Plan may be amended at any time by vote of a majority of the Board and by vote of a majority of the Independent Directors.

6.	The Plan is terminable without penalty at any time with respect to any Fund or Class by vote of a majority of the Board.

7.	Any person authorized to direct the disposition of monies paid or payable by a Fund or Class pursuant to the Plan or any agreement entered into in connection with the Plan shall provide to the Board, and Board shall review, at least quarterly, a written report of the amounts expended pursuant to the Plan and the purposes for which such expenditures were made.

8.	SFI shall preserve copies of the Plan, any agreement in connection with the Plan, and any report made pursuant to paragraph 7 hereof, for a period of not less than six years from the date of the Plan, such agreement or report, the first two years in an easily accessible place.

STEWARD FUNDS, INC.		Attested:

By:	/s/ Michael L. Kern	By:	/s/ Patricia Mims
Date:	September 15, 2017	Date:	September 15, 2017
Name:	Michael L. Kern, III, CFA	Name:	Patricia Mims
Title:	President	Title:	Secretary

Administrative Services Plan – Steward Funds, Inc.

Effective: September 15, 2017

STEWARD FUNDS, INC.

ADMINISTRATIVE SERVICES PLAN

(as amended February 14, 2016)

(further amended September 15, 2017)

SCHEDULE A

The amounts payable to Crossmark Distributors, Inc. pursuant the Plan are subject to the limits indicated below, such limits to be calculated based on the average daily net asset value of the indicated Fund or Class, computed in the manner specified in SFI's Articles of Incorporation, including any amendments or supplements thereto, and in the applicable Fund's or Class’s current prospectus.

Name of Fund	Class of Shares	Annual Fee Rate Limit

Steward Covered Call Income Fund	Class A	0.10%
	Class C	0.10%
	Class K	No Fee
	Institutional Class	0.10%

Steward Global Equity Income Fund	Class A	0.10%
	Class C	0.10%
	Class K	No Fee
	Institutional Class	0.10%

Steward International Enhanced Index Fund	Class A	0.10%
	Class C	0.10%
	Class K	No Fee
	Institutional Class	0.10%

Steward Large Cap Enhanced Index Fund	Class A	0.10%
	Class C	0.10%
	Class K	No Fee
	Institutional Class	0.10%

Steward Select Bond Fund	Class A	0.10%
	Class C	0.10%
	Class K	No Fee
	Institutional Class	0.10%

Steward Small-Mid Cap Enhanced Index Fund	Class A	0.10%
	Class C	0.10%
	Class K	No Fee
	Institutional Class	0.10%

Administrative Services Plan – Steward Funds, Inc.

Effective: September 15, 2017